Exhibit 10.5

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT Of 1933, AS AMENDED (THE “SECURITIES ACT”) AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

UNSECURED SUBORDINATED PROMISSORY NOTE

$500,000.00	January 25, 2022

For value received, Novume Solutions, Inc., a Delaware corporation (the “Company”), as assignee of KeyStone Solutions, LLC, a Delaware LLC (“KeyStone”, being successor of KeyStone Solutions, Inc., a Delaware corporation (“KSI”)), promises to pay to Lancer Financial Group, Inc., an Illinois corporation, (the “Holder”), the principal sum of five hundred thousand dollars ($500,000.00) or such other amount as may have been advanced and may be outstanding from time to time (the “Principal Amount”). Simple interest shall accrue from the Issuance Date (as defined below) of this Note on the unpaid Principal Amount at a rate equal to the lower of (i) 7% per annum, or (ii) the highest rate permitted by applicable law. This Note was originally issued by KSI to the Holder as one of a series of Unsecured Subordinated Promissory Notes containing substantially identical terms and conditions issued pursuant to that certain Membership Interest Purchase Agreement (the “Purchase Agreement”), dated January 25, 2017 (the “Issuance Date”), by and among KSI and certain other parties, including the other note holders. KSI merged with and into KeyStone as of August 28, 2017, with KeyStone surviving such merger and succeeding KSI as the issuer of this Note. KeyStone assigned this Note to the Company pursuant to an Assignment and Assumption Agreement by and between KeyStone and the Company dated as of September 29, 2017. Such Notes are referred to herein, collectively, as the “Notes,” and the holders thereof are referred to herein, collectively, as the “Holders.” This Note is subject to the following terms and conditions.

1.        Maturity. This Note will automatically mature and be due and payable on January 25, 2022 (the “Maturity Date”). Interest shall accrue on this Note and shall be payable monthly in arrears. Notwithstanding any of the foregoing, the entire unpaid Principal Amount of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the insolvency of the Company, the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of ninety (90) days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.

               2.         Payment; Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable, and the remainder shall be applied to the outstanding Principal Amount. This Note may be prepaid in whole or in part from time to time by the Company.

3.  Nature of Obligation. This Note is a general unsecured obligation of the Company.

4.      Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge or otherwise transfer all or any part of this Note without the prior written consent of the Company.

5.          Purchase Agreement Indemnification. To the extent one or more Buyer Indemnified Persons is entitled to indemnification under Section 8.2(a) or Section 8.2(b) of the Purchase Agreement as determined by the non-appealable decision or order of a Court of competent jurisdiction as provided for in Section 11.13 of the Purchase Agreement, the aggregate dollar amount recoverable by such Buyer Indemnified Person, or Buyer Indemnified Persons, as the case may be, shall, at Novume’s option, be offset on a pro rata basis against the outstanding amounts payable by Novume under the Notes. The aggregate amount owing as outstanding Principal Amounts and accrued but unpaid interest under all of the Notes shall, at Novume’s option, be reduced dollar for dollar, on a pro rata basis, by the aggregate amount owing to one or more Buyer Indemnified Persons under Section 8.2(a) or Section 8.2(b) of the Purchase Agreement.

6.          Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of Law.

7.         Jurisdiction and Venue. Each of the Holder and the Company irrevocably consents to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York, to the extent subject matter jurisdiction exists therefor, or, but only if jurisdiction does not exist in the Southern District of New York, the Supreme Court of the State of New York, County of Sullivan, in connection with any matter based upon or arising out of this Note or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons

8.          Subordination.

                            (a)        The Holder acknowledges and agrees that the Company’s payment obligations under this Note may be subordinated to the obligations of the Company to its lenders under any financing facility that it may obtain during the term of this Note, including any increase in the size of such facility from time to time (the lenders under any such facility, the “Lenders”) solely in the event that Company is unable to meet its obligations under the financing facility; solely in such event, no payments under this Note shall be paid to Holder and any payment received by Holder shall be held in trust for the Lenders and shall be immediately turned over to the Lenders until such time as the Company is able to satisfy such obligations to the Lenders in full. By accepting this Note, the Holder agrees to execute a subordination agreement with any Lender or Lenders evidencing such subordination as requested by the Company and/or its Lenders. If the terms or conditions of any subordination agreement with any Lender shall change, the Holder shall execute and deliver such further documents or instruments as such Lender may reasonably request in order to give effect to the provisions of such subordination agreement and the provisions of this Note.

                            (b)        The Holder acknowledges and agrees that the Company’s payment obligations under this Note shall be subordinate to the obligations of the Company to Avon Road Partners, L.P. (“Avon Partners”) under that certain subordinated note in the original principal amount of $500,000, dated March 16, 2016 and assumed by the Company, as assignee of KSI, on August 25, 2017 (the “Avon Note”) solely in the event that Company is unable to meet its obligations under the Avon Note; solely in such event, no payments under this Note shall be paid to Holder and any payment received by Holder shall be held in trust for Avon Partners and shall be immediately turned over to Avon Partners until such time as the Company is able to satisfy such obligations to Avon Partners in full. By accepting this Note, the Holder agrees to execute a subordination agreement with Avon Partners evidencing such subordination as requested by the Company and/or Avon Partners. If the terms or conditions of any subordination agreement with any Avon Partners shall change, the Holder shall execute and deliver such further documents or instruments as Avon Partners may reasonably request in order to give effect to the provisions of such subordination agreement and the provisions of this Note so long as such additional terms and conditions are consistent with this Section 8.

                            (c)        Notwithstanding the forgoing and anything else to the contrary herein, the Company may not cause, permit or suffer the aggregate amount of indebtedness to which this Note is subordinate to exceed seven million dollars ($7,000,000.00), without the prior written consent of the Holder.

9.         Offset of Notes. This Note is one of four (4) Notes issued under the Purchase Agreement and assumed by the Company. Notwithstanding anything else in this Note or the Purchase Agreement to the contrary, with respect to any right of a Buyer Indemnified Person to offset certain amounts due to it against sums outstanding under one or more Notes, as described in Section 8.4 of the Purchase Agreement, no such sums may be set off against any payments due to the Holder of this Note unless and until the aggregate amount recoverable by such Buyer Indemnified Person is first offset against the outstanding amounts due under each of the Notes issued to SL, HR and JS (each as defined in the Purchase Agreement). To the extent that, subsequent to the offsets against such other Notes, there remain excess amounts due the Buyer Indemnified Person under Article VIII of the Purchase Agreement, then the excess amounts may be set off against this Note.

[Signature Page to Follow]

COMPANY:

NOVUME SOLUTIONS, INC.

By:
/s/ Robert A. Berman

                                                                                        Name: Robert A. Berman

                                                                                        Title: Chief Executive Officer

Address:

14420 Albemarle Point Place, Suite 200
Chantilly, VA 20151

Copy to:

Morris DeFeo
Crowell & Moring LLP
1001 Pennsylvania Ave. NY
Washington, D.C. 20004